UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):

September 14, 2011

LIMELIGHT NETWORKS, INC.

(Exact name of Registrant as specified in its charter)

Delaware	001-33508	20-1677033
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

222 South Mill Avenue, 8th Floor

Tempe, AZ 85281

(Address, including zip code, of principal executive offices)

(602) 850-5000

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e) On September 14, 2011, the Compensation Committee (the “Committee”) of the Board of Directors of Limelight Networks, Inc. (the “Company”) made certain executive officer compensation decisions, which are summarized below:

Name and Title	Options (1)(2)(4)	Restricted Stock Units (2)(4)	Potential 2012 performance-based cash bonus(3)(4)
Jeffrey W. Lunsford President, Chief Executive Officer and Chairman	200,000	250,000	$225,000
Nathan F. Raciborski Co-Founder and Chief Technical Officer	—	176,000	$165,000
David M. Hatfield Senior Vice President of Worldwide Sales, Services and Marketing	—	176,000	$165,000
Douglas S. Lindroth Senior Vice President, Chief Financial Officer and Treasurer	—	188,000	$176,250

(1)	Each stock option will have an exercise price per share equal to the fair market value per share of the Company’s common stock as of the close of business on September 14, 2011.
(2)	100% of the stock options and restricted stock units subject to the grants shall vest on December 31, 2012, provided the officer remains with a Service Provider to the Company through the vesting date.
(3)	The cash incentive bonus will be paid depending upon the level of attainment or over-attainment of specified 2012 corporate performance goals, which will be determined by the Committee at a later date.
(4)	Notwithstanding any provision to the contrary in the employment agreement between the officer and the Company, in the event of a Change of Control, one hundred percent (100%) of the awards described herein shall vest on the earlier of (i) ninety (90) days following a Change of Control, provided that the officer remains a Service Provider on such date, and (ii) termination of the employment of the officer without Cause in connection with a Change of Control (as such terms are defined in the grant agreement).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LIMELIGHT NETWORKS, INC.

Dated: September 15, 2011	By:	/s/ Philip C. Maynard
Philip C. Maynard Senior Vice President, Chief Legal Officer and Secretary